EXHIBIT 99.1
Inuvo Sells Final Discontinued Operations for $750,000;
Proceeds to Pay Down Debt

CLEARWATER, FL – December 13, 2010 – Inuvo®, Inc. (NYSE Amex: INUV), a leading provider of online marketing services, announced today the sale of its RealEstateSchoolOnline.com property. Substantially all of the assets of this online education oriented property were sold to an affiliate of Kaplan, Inc.

Inuvo announced its intention to sell the business unit in 2010 and has accounted for the property as a discontinued operation since that time. The buyer has paid $750,000 and assumed the trade debt associated with the business. The proceeds from the sale will be used to reduce Inuvo’s bank debt. In addition, the Company will report, in the current quarter, a gain on sale in discontinued operations of approximately $500,000.

Richard K. Howe, Inuvo Chief Executive Officer, commented, “With the sale of RealEstateSchoolOnline.com, we have completed our plan to sell non-core businesses and can now focus entirely on the growth of our Direct and Exchange segments.”

About Inuvo®, Inc.

Inuvo®, Inc. (NYSE Amex: INUV), is an online marketing services company specialized in driving clicks, leads and sales through targeting that utilizes unique data and sophisticated analytics. To find out more about how you can work with Inuvo, please visit http://www.inuvo.com..

Comparable companies include: ValueClick, Inc. (VCLK), Marchex, Inc. (MCHX), InterCLICK, Inc. (ICLK), LookSmart, Ltd. (LOOK), and Local.com Corp. (LOCM).

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this document and elsewhere by Inuvo are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such information includes, without limitation, the business outlook, assessment of market conditions, anticipated financial and operating results, strategies, future plans, contingencies and contemplated transactions of the company. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of company operations, or the performance or achievements of the company or industry results, to differ materially from those expressed, or implied by the forward-looking statements. In addition to any such risks, uncertainties and other factors discussed elsewhere herein, risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied for the forward- looking statements include, but are not limited to fluctuations in demand; changes to economic growth in the U.S. economy; government policies and regulations, including, but not limited to those affecting the Internet. Inuvo undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in Inuvo's filings with the Securities and Exchange Commission.

Contact Inuvo, Inc. Wally Ruiz, Chief Financial Officer 727-324-0176 wallace.ruiz@inuvo.com	Investor Relations Genesis Select Corporation Budd Zuckerman, President 303-415-0200 ext 106 bzuckerman@genesisselect.com